EXHIBIT 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com Traded: Nasdaq “LACOE”

FOR FURTHER INFORMATION CONTACT:

Timothy J. Cope 952-449-7030
FOR IMMEDIATE RELEASE:
Wednesday, May 25, 2005

LAKES ENTERTAINMENT, INC. RECEIVES ADDITIONAL
NASDAQ NOTICE RELATED TO LATE FILING OF FORM 10-Q

MINNEAPOLIS, May 25, 2005 — Lakes Entertainment, Inc. (Nasdaq “LACOE”). Lakes Entertainment, Inc. announced today that on May 24, 2005, it received an additional letter from the staff of Nasdaq regarding the late filing of Lakes’ Form 10-Q for the quarter ended April 3, 2005. The Form 10-Q, which was due on May 18, 2005, has not yet been filed. The staff letter advises Lakes that the late filing represents an additional event of noncompliance with the continued listing standard set forth in Nasdaq Marketplace Rule No. 4310(c)(14). As previously announced, Lakes is not compliant with this listing standard because Lakes has not yet filed its Form 10-K for the year ended January 2, 2005.

As a result of the late filings, Lakes’ securities are subject to delisting from the Nasdaq National Market. The delisting notification is standard procedure when a Nasdaq listed company fails to complete a required filing in a timely manner. The delisting has been stayed pending a hearing before a Nasdaq Listing Qualifications Panel to review the staff determinations of noncompliance and request continued listing on the Nasdaq National Market. The hearing will be held on May 26, 2005. Lakes’ securities will continue to be listed until Nasdaq notifies Lakes of its decision, which is expected to occur within a few weeks after the hearing. There can be no assurance that the Panel will grant the Company’s request for continued listing.

As with the late filing of the Form 10-K, the delay in filing the Form 10-Q is in response to comments Lakes has received from the SEC staff on Lakes’ 2003 Form 10-K, related to a review of Lakes’ financial statements. The SEC staff has questioned Lakes’ accounting for development costs and advances related to Indian casinos. Lakes continues its ongoing discussions with the SEC staff about the comments. However, the comments have not yet been resolved, resulting in the delay. The SEC comments do not affect Lakes’ cash position, its business model or the potential of its various casino projects.

About Lakes Entertainment

Lakes Entertainment, Inc. currently has development and management agreements with six separate Tribes for new casino operations in Michigan, California, Texas and Oklahoma, a total of nine separate casino sites. In addition, Lakes has announced plans to develop a company owned casino resort project in Vicksburg, Mississippi. The Company also owns approximately 64% of WPT Enterprises, Inc. (Nasdaq “WPTE”), a separate publicly held media and entertainment company principally engaged in the development, production and marketing of gaming themed televised programming including the World Poker Tour television series, the licensing and sale of branded products and the sale of corporate sponsorships.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, SEC staff comments that question various aspects of Lakes’ financial statements, which comments have not yet been resolved; possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management contracts; highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; the fact that the WPT shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPT common stock; and the possibility that the Company’s shares may be delisted from the Nasdaq Stock Market, following a hearing and consideration by Nasdaq, due to the Company’s failure to make certain SEC filings on a timely basis. There are also risks and uncertainties relating to WPT that may have a material effect on the Company’s consolidated results of operations or the market value of the WPT shares held by the Company, including WPT’s significant dependence on the Travel Channel as a source of revenue; the potential that WPT’s television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPT’s television programming; the risk that WPT may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPT’s relationships with key licensing and strategic partners; and WPT’s dependence on its senior management team. For more information, review the Company’s filings with the Securities and Exchange Commission.